Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of The Oberweis Funds, of our report dated August 29, 2017, relating to our audit of Cozad Small Cap Value Fund’s, a series of Northern Lights Fund Trust III, financial statements and financial highlights, which appear in the June 30, 2017 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Accounting Firm” and “Financial Highlights,” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

September 29, 2017